EXHIBIT 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statements (Form S-8 Nos. 333-87069-99, 333-11313-99, 333-121908, and 333-155291) of Nabors Industries, Ltd.,

(2) Registration Statements (Form S-3 Nos. 333-85228-99 and 333-99267) of Nabors Industries Ltd.

(3) Registration Statement (Form S-3 No. 333-136797-01) of Nabors Industries Ltd. and Nabors Industries, Inc., and

(4) Registration Statement (Form S-4 No. 333-158284) of Nabors Industries Ltd. and Nabors Industries, Inc.;

to the use of our report dated March 27, 2009, with respect to the consolidated financial statements of NFR Energy LLC, included in this Amended Annual Report (Form 10-K/A) for the year ended December 31, 2008.

/s/  Ernst & Young LLP

Houston, Texas
March 30, 2009